Amended and

                                    Restated

                            Articles of Incorporation

                                       of

                              MGP Ingredients, Inc.

                                  (as amended)

                        (Restated For Filing Purposes in
                 Accordance with Rule 102(c)) of Regulation S-T)

                                   ARTICLE I

     The Name of the Corporation is MGP Ingredients, Inc.*

                                   ARTICLE II

     The Location of its Principal Place of Business in this State is 1300 Main, Atchison, Atchison County, Kansas.

                                  ARTICLE III

     The Location of its Registered Office in this State is 1300 Main, Atchison, Atchison County.

                                   ARTICLE IV

     The Name and Address of its Resident Agent in this State is Cloud L. Cray, Jr., 1300 Main, Atchison, Atchison County.

                                   ARTICLE V

     The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the Kansas Corporation Code.

                                   ARTICLE VI

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty Million One Thousand (20,001,000) shares consisting of:


________________________
     * As amended effective October 10, 2002.

                                                                    Exhibit 3(a)

     1. Twenty Million (20,000,000) shares of Common Stock having no par value; and

     2. One Thousand (1,000) shares of Preferred Stock having a par value of Ten Dollars ($10.00) per share.

     The relative rights, preferences, privileges and limitations of the shares of Common Stock and of the shares of Preferred Stock shall be as follows:

          A. Holders of shares of Preferred Stock shall be entitled to receive, when and as declared, out of the net profits of the Corporation, dividends at the rate of five percent (5%) per annum on the par value of the Preferred Stock, payable as the Board of Directors may determine, provided that no such dividend shall be declared and paid on the Preferred Stock unless the Corporation has, within the twelve (12) calendar months immediately preceding the date of payment, paid dividends to the holders of Common Stock in the amount of at least ten cents ($0.10) per share. Such dividends on the Preferred Stock shall not be cumulative, and the Preferred Stock shall not be entitled to participate in or to receive any profits or earnings, or any other distributions in the nature of a dividend, other than or in addition to such noncumulative five percent (5%) annual dividends.

          B. In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, the holders of Common Stock shall be entitled to receive liquidation payments of One Dollar ($1.00) per share; the holders of Preferred Stock shall then be entitled to be paid in full the par value of their shares before any additional amount shall be paid to the holders of Common Stock; and after the payment to the holders of Preferred Stock of its par value, the remaining assets and funds of the Corporation shall be divided and paid to the holders of Common Stock according to their respective shares.

          C. Any unissued shares of stock of any class may be issued from time to time by the Corporation in such manner, amounts and proportions and for such consideration as shall be determined from time to time by the Board of Directors and as may be permitted by law; provided, however, that no shares of Preferred Stock shall be issued without the vote or written consent of all of the holders of Preferred Stock then issued and outstanding.

          D. The holders of shares of Common Stock, voting separately, shall have the right to elect Group A directors, and the holders of shares of Preferred Stock, voting separately, shall have the right to elect Group B directors; provided that, if no shares of Preferred Stock are issued or outstanding, the holders of shares of Common Stock shall have the right to elect both Group A and Group B directors.

          E. Only the holders of Preferred Stock shall be entitled to vote upon (and the holders of Common Stock shall not have any vote, either as a class or

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
                                                                    Exhibit 3(a)

     otherwise, with respect to) any action or proposal which requires the affirmative vote, consent or approval of the shareholders of this Corporation, and which will authorize or direct the Corporation to do one or more of the following: Merge or consolidate with another Corporation; sell, lease or exchange all or substantially all of its property and assets; voluntarily dissolve; or amend the Articles of Incorporation of the Corporation; and any such action shall be validly authorized, and any such proposals shall be adopted, upon receiving the affirmative vote, consent or approval of the holders of a majority, or such greater percentage as may be required by law or by the provisions of these Articles of Incorporation, of the issued and outstanding shares of Preferred Stock; provided, however, that the holders of Common Stock shall be entitled to vote, as a class, upon any action or proposal heretofore described in this paragraph E if the result thereof would be to increase or decrease the aggregate number of authorized shares of Common Stock or Preferred Stock; increase or decrease the par value of the shares of Common Stock or Preferred Stock; or alter or change the powers, preferences or special rights of the shares of Common Stock or of the shares of Preferred Stock so as to affect the holders of Common Stock adversely. With respect to any action or proposal which requires the affirmative vote, consent or approval of the shareholders of this Corporation, other than (i) the election of directors; or (ii) an action or proposal which, under the preceding provisions of this Article VI, is to be authorized or adopted solely by a vote of the holders of the shares of Preferred Stock, the holders of shares of Common Stock and the holders of shares of Preferred Stock shall each vote separately, as a class, and no such action shall be valid, nor shall any such proposal be adopted, unless it receives the affirmative vote, consent or approval of the holders of a majority, or such greater percentage as may be required by law, of the shares of Common Stock and the shares of Preferred Stock. If no shares of Preferred Stock are issued and outstanding, the provisions of this paragraph E shall not apply, and all voting rights of the stockholders of the Corporation shall be exercised solely by the holders of shares of Common Stock.

          F. Each holder of Preferred  and Common Stock shall be entitled to one
     (1) vote for each share of stock held by him, there shall be no right to cumulative voting in the election of directors, and all requirements of cumulative voting in force at the time of the organization of this corporation are hereby eliminated.

                                  ARTICLE VII

     The term for which this Corporation is to exist is perpetual.

                                  ARTICLE VIII

     The number of directors shall be nine (9) divided into three classes designated Class A, Class B and Class C, respectively. Classes A and B shall each be composed of one Group A director and two Group B directors. The third, Class C, shall be composed

                                                                    Exhibit 3(a)

of two Group A directors and one Group B director. One class shall be elected to office at each annual meeting of the shareholders, and each term of office shall be for three years, with the terms of office of directors of the three classes existing immediately after the annual meeting for 1988 expiring as follows:

                  Class A at the 1989 annual meeting
                  Class B at the 1990 annual meeting, and
                  Class C at the 1991 annual meeting.

     At each future annual meeting of the shareholders, the successors to the class of directors whose term expire at such meeting shall be elected to serve for terms of three years.

     In the event of the death, resignation or removal from office of a director during his elected term of office, his successor shall be elected to serve only until the expiration of the term of his predecessor.

                                   ARTICLE IX

     No holder of the shares of Common or Preferred Stock of this Corporation shall be entitled as of right to subscribe for, purchase, or receive any part of any new or additional issue of stock of any class, whether now or thereafter authorized, or of any bonds, debentures, or other securities convertible into stock of any class, and all such additional shares of stocks, bonds, debentures, or other securities convertible into stock may be issued and disposed of by the Board of Directors to such person or persons and on such terms and for such consideration (so far as may be permitted by law) as the Board of Directors, in their absolute discretion, may deem advisable.

                                   ARTICLE X

     A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the provisions of Kansas Statutes Annotated, Sec. 17-6424, and amendments thereto, or (iv) for any transaction from which the Director derived an improper personal benefit.


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